Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Net Earnings for Second Quarter 2012

LOS ANGELES, CA – (BUSINESS WIRE) – September 27, 2012 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings of $1.7 million, or $0.81 per diluted common share, for the second quarter of 2012, compared to a net loss of ($1.7) million, or ($1.15) per diluted common share, for the second quarter of 2011. Earnings available to common shareholders for the second quarter of 2012 was $1.4 million, compared to a loss of ($2.0) million for the second quarter of 2011.

For the six months ended June 30, 2012, the Company reported net earnings of $1.9 million, or $0.73 per diluted common share compared to a net loss of ($1.9) million, or ($1.39) per diluted common share for the same period in 2011. Earnings available to common shareholders for the six months ended June 30, 2012 was $1.3 million, compared to a loss of ($2.4) million for the same period in 2011.

The increase from a net loss to net earnings for both the second quarter and first half primarily reflected lower provisions for loan losses and a gain on the sale of our headquarters building during June. In addition, net earnings for the second quarter and first half benefited from lower provisions for losses on REO and lower non-interest expenses.

Chief Executive Officer, Wayne Kent Bradshaw stated, “Our results for the first half indicate that we are making progress in improving our portfolio, and building our capital. In addition, with the forthcoming filing of our Form 10Q for the second quarter, we will be current with our filings, which will assist us in executing our previously announced Recapitalization Plan. Also, I am pleased to state that as of June 30th, the Bank’s Total Risk-Based Capital ratio was 13.34% and its Core Capital and Tangible Capital ratios were 8.57%.”

Second Quarter 2012 Earnings Summary

For the second quarter of 2012, our net interest income before provision for loan losses was $3.5 million, which represented a decrease of $938 thousand, or 21%, from the second quarter of 2011. The decrease in net interest income was primarily attributable to a decrease in average interest-earning assets, combined with a decrease in net interest margin.

Average interest-earning assets for the second quarter of 2012 decreased $64.4 million to $395.3 million from $459.7 million for the second quarter of 2011, which resulted in a $1.1 million reduction in interest income. The decline in average interest-earning assets, primarily loans receivable, reflects our strategy throughout 2011 and 2012 to maintain our capital ratios above the required regulatory thresholds, in part by shrinking total assets. Additionally, the annualized yield on our average interest-earning assets decreased 39 basis points to 5.25% for the second quarter of 2012, compared to the annualized yield of 5.64% for the same period a year ago. The 39 basis point decline in the annualized yield on our average interest-earning assets resulted in a decrease of $159 thousand in interest income. Continued higher levels of non-performing loans contributed to the decline in the annualized yield on our interest-earning assets.

Average interest-bearing liabilities for the second quarter of 2012 decreased $52.6 million to $376.7 million from $429.3 million for the second quarter of 2011. The decrease in average interest-bearing liabilities resulted in a $209 thousand reduction in interest expense. The annualized cost of our average interest-bearing liabilities decreased 11 basis points to 1.80% for the second quarter of 2012 from 1.91% for the same period a year ago, and resulted in a decrease of $144 thousand in interest expense.

The provision for loan losses for the second quarter of 2012 totaled $102 thousand, compared to $3.4 million for the same period a year ago. The provision for loan losses decreased as a result of our loan portfolio shrinking by $14.0 million during the second quarter of 2012 and by lower charge-offs. During the second quarter, we increased the general valuation allowance on our church loan portfolio to reflect continued elevated delinquencies and lower valuations on collateral dependent church loans.

Non-interest income for the second quarter of 2012 totaled $2.7 million, compared to $199 thousand for the second quarter of 2011. The $2.5 million increase from the second quarter of 2011 was due to a $2.5 million gain on the sale of our headquarters building. During the quarter, non-interest income also benefited from a $50 thousand gain on a sale of securities and lower net losses on sales of REOs, which were partially offset by lower service charges for loan-related fees and retail banking fees.

Non-interest expense for the second quarter of 2012 totaled $3.6 million, compared to $4.1 million for the second quarter of 2011. Lower non-interest expense in the second quarter of 2012 was primarily due to lower provision for losses on REO, lower professional services expense and lower FDIC insurance expense resulting from asset shrinkage.

Balance Sheet Summary

Total assets were $390.9 million at June 30, 2012, which represented a decrease of $22.8 million, or 5.5%, from December 31, 2011. During the first six months of 2012, net loans decreased by $27.4 million, loans held for sale decreased by $409 thousand, securities decreased by $3.3 million, REO decreased by $3.2 million, office properties and equipment decreased by $1.9 million and deferred tax assets decreased by $850 thousand, while cash and cash equivalents increased by $14.5 million. As of June 30, 2012, our deferred tax assets have been fully reserved.

Our gross loan portfolio decreased by $26.7 million to $313.1 million at June 30, 2012 from $339.8 million at December 31, 2011, as loan repayments, foreclosures and charge-offs exceeded loan originations during the first six months of 2012. The decrease in our loan portfolio primarily consisted of a $9.8 million decrease in our five or more units residential real estate loan portfolio, a $6.9 million decrease in our commercial real estate loan portfolio, a $2.8 million decrease in our one-to-four family residential real estate loan portfolio, a $2.6 million decrease in our church loan portfolio, a $2.8 million decrease in our construction loan portfolio, a $1.0 million decrease in our commercial loan portfolio, and a $798 thousand decrease in our consumer loan portfolio.

Loan originations for the first six months of 2012 totaled $11.3 million, compared to $2.3 million for the first six months of 2011. Loan repayments for the first six months of 2012 totaled $34.7 million, compared to $12.8 million for the comparable period in 2011. The increase in loan repayments was primarily attributable to a higher level of refinancings by borrowers who could take advantage of historically low interest rates and new financing opportunities in the stabilized commercial and single family markets. Loans transferred to REO during the first six months of 2012 totaled $2.7 million, compared to $6.4 million during the first six months of 2011. There were no loans transferred to loans held for sale during the first six months of 2012, compared to $1.1 million of loans transferred to loans held for sale during the first six months of 2011.

Loans held for sale decreased from $13.0 million at December 31, 2011 to $12.6 million at June 30, 2012. The $409 thousand decrease during the first six months of 2012 was primarily due to loan repayments and charge-offs.

Deposits totaled $270.0 million at June 30, 2012, down $24.6 million, or 8%, from year-end 2011. During the first six months of 2012, core deposits (NOW, demand, money market and passbook accounts)

decreased by $2.8 million and represented 35% of total deposits at June 30, 2012, compared to 33% at December 31, 2011. Our certificates of deposit (“CDs”) decreased by $21.8 million during the first six months of 2012 and represented 65% of total deposits at June 30, 2012, compared to 67% at December 31, 2011. Brokered deposits represented 1% and 3% of total deposits at June 30, 2012 and December 31, 2011.

Since year-end 2011, FHLB borrowings remained unchanged at $83.0 million and were equal to 21% and 20% of total assets at June 30, 2012 and December 31, 2011, respectively. During the second quarter of 2012, $13.5 million of FHLB advances were restructured which resulted in a decrease of the weighted average cost of advances from 3.09% at December 31, 2011 to 2.56% at June 30, 2012.

Stockholders’ equity was $19.7 million, or 5% of the Company’s total assets, at June 30, 2012. At June 30, 2012, the Bank’s Total Risk-Based Capital ratio was 13.34%, its Tier 1 Risk-Based Capital ratio was 12.02%, and its Core Capital and Tangible Capital ratios were 8.57%.

As previously announced, the Company is currently implementing a Recapitalization Plan to increase capital and reduce debt and senior securities, including a sale of additional common stock and exchanges of preferred stock for common stock at a discount to the preferred stock’s liquidation preference amount, to further strengthen the Company’s capital ratios and position the Bank for future growth.

Asset Quality

Non-performing assets (“NPAs”) include non-accrual loans and real estate owned through foreclosure or deed in lieu of foreclosure (“REO”). NPAs at June 30, 2012 were $48.3 million, or 12.35% of total assets, compared to $51.4 million, or 12.43% of total assets, at December 31, 2011. At June 30, 2012, non-accrual loans were $44.7 million compared to $44.7 million at December 31, 2011. These loans consist of delinquent loans that are 90 days or more past due and troubled debt restructurings (“TDRs”) that do not qualify for accrual status.

The non-accrual loans at June 30, 2012 included 34 church loans totaling $25.2 million, 22 one-to-four family residential real estate loans totaling $8.7 million, 14 commercial real estate loans totaling $6.1 million, 9 five or more units residential real estate loans totaling $4.3 million, a land loan for $292 thousand, and a consumer loan for $70 thousand.

During the first six months of 2012, REO decreased by $3.2 million to $3.5 million at June 30, 2012, from $6.7 million at the end of 2011. At June 30, 2012, the Bank’s REO consisted of two one-to-four family residential properties, and eight commercial real estate properties, seven of which are church buildings. As part of our efforts to reduce non-performing assets, we sold seven REO properties for total proceeds of $5.9 million, and recorded a corresponding net gain of $395 thousand, during the first six months of 2012.

At June 30, 2012 our allowance for loan losses was $17.9 million, or 5.70% of our gross loans receivable, compared to $17.3 million, or 5.09% of our gross loans, at year-end 2011. The ratio of the allowance for loan losses to NPLs, excluding loans held for sale, increased to 45.17% at June 30, 2012, compared to 44.20% at year-end 2011. As of June 30, 2012, 67% of our NPLs had been written down to their adjusted fair value less estimated selling costs, by establishing specific reserves or charged-off as necessary. On the remaining 33% of NPLs, the fair value of collateral less estimated selling costs exceeded the recorded investment in the loan and did not require specific reserves or charge-offs.

Impaired loans at June 30, 2012 were $57.2 million, compared to $56.3 million at December 31, 2011. Specific reserves for impaired loans were $3.8 million, or 6.67% of the aggregate impaired loan amount at June 30, 2012, compared to $3.9 million, or 7.00%, at December 31, 2011. Excluding specific reserves for impaired loans, our coverage ratio (general allowance as a percentage of total non-impaired loans) was 5.49% at June 30, 2012, compared to 4.71% at December 31, 2011.

Loan charge-offs during the first six months of 2012 were $800 thousand, or 0.47% of average loans, compared to $2.9 million, or 1.38% of average loans, during the first six months of 2011. Most of the $800 thousand of charge-offs were not reserved for at year-end 2011 and were primarily related to loans that became impaired during the first six months of 2012 and with respect to which recent valuations of the underlying collateral reflected impairment losses. Charge-offs in church loans totaled $387 thousand and represented 49% of charge-offs during 2012. Charge-offs in one-to-four family residential real estate loans totaled $355 thousand and represented 44% of charge-offs during 2012. Charge-offs in commercial real estate loans totaled $58 thousand and represented 7% of charge-offs during 2012.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the Company’s plans for recapitalizing and raising capital, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K, as amended by subsequently filed Forms 10-K/A, and Quarterly Reports on Form 10-Q.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE: Broadway Financial Corporation

Contact:	Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3231; or
Sam Sarpong, Chief Financial Officer, (323) 556-3224; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands except per share amounts)

	June 30, 2012 (Unaudited)	December 31, 2011
Assets
Cash	$14,596	$12,127
Federal funds sold	31,540	19,470

Cash and cash equivalents	46,136	31,597
Securities available-for-sale, at fair value	15,705	18,979
Loans receivable held for sale, net	12,574	12,983
Loans receivable, net of allowance of $17,856 and $17,299	295,363	322,770
Accrued interest receivable	1,476	1,698
Federal Home Loan Bank (FHLB) stock, at cost	3,901	4,089
Office properties and equipment, net	2,772	4,626
Real estate owned (REO)	3,530	6,699
Bank owned life insurance	2,649	2,609
Investment in affordable housing limited partnership	1,586	1,675
Deferred tax assets	—	850
Other assets	5,239	5,162

Total assets	$390,931	$413,737

Liabilities and shareholders’ equity
Deposits	$270,047	$294,686
Federal Home Loan Bank advances	83,000	83,000
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	5,000
Advance payments by borrowers for taxes and insurance	705	813
Other liabilities	6,516	5,962

Total liabilities	371,268	395,461

Shareholders’ Equity:
Senior preferred cumulative and non-voting stock, $.01 par value, authorized, issued and outstanding 9,000 shares of Series D at June 30, 2012 and December 31, 2011; liquidation preference of $9,956 at June 30, 2012 and $9,731 at December 31, 2011	8,963	8,963
Senior preferred cumulative and non-voting stock, $.01 par value, authorized, issued and outstanding 6,000 shares of Series E at June 30, 2012 and December 31, 2011; liquidation preference of $6,638 at June 30, 2012 and $6,488 at December 31, 2011	5,974	5,974
Preferred non-cumulative and non-voting stock, $.01 par value, authorized 985,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at June 30, 2012 and December 31, 2011; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at June 30, 2012 and December 31, 2011	3,657	3,657
Preferred stock discount	(798)	(994)
Common stock, $.01 par value, authorized 8,000,000 shares at June 30, 2012 and December 31, 2011; issued 2,013,942 shares at June 30, 2012 and December 31, 2011; outstanding 1,744,565 shares at June 30, 2012 and December 31, 2011	20	20
Additional paid-in capital	10,864	10,824
Accumulated deficit	(6,015)	(7,295)
Accumulated other comprehensive income, net of taxes of $400 at June 30, 2012 and December 31, 2011	442	571
Treasury stock-at cost, 269,377 shares at June 30, 2012 and December 31, 2011	(3,444)	(3,444)

Total shareholders’ equity	19,663	18,276

Total liabilities and shareholders’ equity	$390,931	$413,737

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings (Loss)

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2012	2011	2012	2011
Interest and fees on loans receivable	$5,030	$6,284	$10,360	$12,668
Interest on securities	135	182	283	363
Other interest income	20	10	36	19

Total interest income	5,185	6,476	10,679	13,050

Interest on deposits	880	1,197	1,855	2,436
Interest on borrowings	815	851	1,648	1,840

Total interest expense	1,695	2,048	3,503	4,276

Net interest income before provision for loan losses	3,490	4,428	7,176	8,774
Provision for loan losses	102	3,434	1,061	4,674

Net interest income after provision for loan losses	3,388	994	6,115	4,100

Non-interest income:
Service charges	143	175	296	357
Net gains (losses) on mortgage banking activities	4	32	(162)	7
Net gains (losses) on sales of REO	(17)	(34)	395	(49)
Gain on sale of office properties and equipment	2,523	—	2,523	—
Gain on sale of securities	50	—	50	—
Other	21	26	45	65

Total non-interest income	2,724	199	3,147	380

Non-interest expense:
Compensation and benefits	1,538	1,555	3,127	3,364
Occupancy expense, net	297	334	584	688
Information services	239	220	452	447
Professional services	176	292	284	460
Provision for losses on loans held for sale	188	6	186	26
Provision for losses on REO	331	702	312	782
FDIC insurance	216	354	433	637
Office services and supplies	108	140	217	282
Other	550	514	969	933

Total non-interest expense	3,643	4,117	6,564	7,619

Earnings (loss) before income taxes	2,469	(2,924)	2,698	(3,139)
Income tax expense (benefit)	772	(1,202)	847	(1,288)

Net earnings (loss)	$1,697	$(1,722)	$1,851	$(1,851)

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(86)	$86	$(79)	$71
Reclassification of realized net gains included in net earnings	(50)	—	(50)
Income tax effect	—	(34)	—	(28)

Other comprehensive income (loss), net of tax	(136)	52	(129)	43

Comprehensive earnings (loss)	$1,561	$(1,670)	$1,722	$(1,808)

Net earnings (loss)	$1,697	$(1,722)	$1,851	$(1,851)
Dividends and discount accretion on preferred stock	(285)	(283)	(571)	(566)

Earnings (loss) available to common shareholders	$1,412	$(2,005)	$1,280	$(2,417)

Earnings (loss) per common share-basic	$0.81	$(1.15)	$0.73	$(1.39)
Earnings (loss) per common share-diluted	$0.81	$(1.15)	$0.73	$(1.39)
Dividends declared per share-common stock	$—	$—	$—	$—
Basic weighted average shares outstanding	1,744,565	1,744,216	1,744,565	1,744,091
Diluted weighted average shares outstanding	1,744,565	1,744,216	1,744,565	1,744,091

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

(Unaudited)

	As of June 30,
	2012		2011
Regulatory Capital Ratios:
Core Capital Ratio	8.57%		8.87%
Tangible Capital Ratio	8.57%		8.87%
Tier 1 Risk-Based Capital Ratio	12.02%		11.94%
Total Risk-Based Capital Ratio	13.34%		13.26%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	12.62%		11.15%
Non-performing assets as a percentage of total assets	12.35%		12.53%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	5.70%		5.83%
Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	45.17%		52.27%
Allowance for loan losses as a percentage of non-performing assets	38.71%		42.46%
Net loan charge-offs (recoveries) as a percentage of average loans for six months ended June 30	0.47	% (A)	1.38	% (A)
Non-performing assets:
Non-accrual loans
Loans receivable, net	$39,533		$41,992
Loans receivable held for sale	5,207		6,764

Total non-accrual loans	44,740		48,756
Loans delinquent 90 days or more and still accruing	—		569
Real estate acquired through foreclosure	3,530		6,690

Total non-performing assets	$48,270		$56,015

	Three Months ended June 30,						Six Months ended June 30,
	2012			2011			2012			2011
Performance Ratios:
Return on average assets	1.69%	(A	)	(1.48%)	(A	)	0.91%	(A	)	(0.78%)	(A	)
Return on average equity	36.54%	(A	)	(21.41%)	(A	)	19.97%	(A	)	(11.32%)	(A	)
Average equity to average assets	4.62%			6.90%			4.56%			6.89%
Non-interest expense to average assets	3.62%	(A	)	3.53%	(A	)	3.23%	(A	)	3.21%	(A	)
Efficiency ratio (1)	50.27%			73.68%			58.76%			74.40%
Net interest rate spread (2)	3.45%	(A	)	3.73%	(A	)	3.52%	(A	)	3.60%	(A	)
Net interest rate margin (3)	3.53%	(A	)	3.85%	(A	)	3.60%	(A	)	3.74%	(A	)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2012	2011	2012	2011
Total assets	$390,931	$447,074	$390,931	$447,074
Total gross loans, excluding loans held for sale	$313,219	$381,659	$313,219	$381,659
Total equity	$19,663	$30,728	$19,663	$30,728
Average assets	$402,066	$466,260	$406,719	$474,846
Average loans	$334,268	$407,057	$340,035	$417,412
Average equity	$18,578	$32,174	$18,535	$32,706
Average interest-earning assets	$395,259	$459,675	$398,452	$469,669
Average interest-bearing liabilities	$376,729	$429,273	$381,359	$436,703
Net earnings (loss)	$1,697	$(1,722)	$1,851	$(1,851)
Total income	$6,214	$4,627	$10,323	$9,154
Non-interest expense	$3,643	$4,117	$6,564	$7,619
Efficiency ratio	50.27%	73.68%	58.76%	74.40%
Non-accrual loans	$44,740	$48,756	$44,740	$48,756
REO, net	$3,530	$6,690	$3,530	$6,690
ALLL	$17,856	$22,245	$17,856	$22,245
Allowance for loss on loans held for sale	$628	$1,307	$628	$1,307
REO-Allowance	$201	$230	$201	$230
Interest income	$5,185	$6,476	$10,679	$13,050
Interest expense	$1,695	$2,048	$3,503	$4,276
Net interest income	$3,490	$4,428	$7,176	$8,774
Net loans charge-offs (recoveries)	$156	$2,180	$800	$2,887